Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 2, 2008, by and between Health Systems Solutions, Inc., a Delaware corporation (“HSS-Delaware”), and Health Systems Solutions, Inc., a Nevada corporation (“HSS-Nevada”).

W I T N E S S E T H:

WHEREAS, HSS-Delaware is a corporation duly organized and in good standing under the laws of the State of Delaware;

WHEREAS, HSS-Nevada is a corporation duly organized and in good standing under the laws of the State of Nevada; and

WHEREAS, the Board of Directors and the holder of a majority of the outstanding shares of voting capital stock of HSS-Nevada have determined that it is advisable and in the best interests of HSS-Nevada that it merge with and into HSS-Delaware upon the terms and subject to the conditions herein provided, and have approved this Agreement.

WHEREAS, the Board of Directors and sole stockholder of HSS-Delaware have determined that it is advisable and in the best interests of HSS-Delaware that HSS-Nevada merge with and into it upon the terms and subject to the conditions herein provided, and have approved this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that HSS-Nevada shall be merged with and into HSS-Delaware on the terms and conditions hereinafter set forth.

ARTICLE  I

THE MERGER

SECTION 1.01. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), HSS-Nevada shall be merged with and into HSS-Delaware (the “Merger”), the separate existence of HSS-Nevada shall cease and HSS-Delaware shall be the corporation surviving the Merger (hereinafter referred to as the “Surviving Corporation”), which shall continue to exist under, and be governed by, the laws of the State of Delaware.  The Merger shall have the effects specified in the General Corporation Law of the State of Delaware (the “DGCL”), the Nevada Revised Statutes (the “NRS”) and this Agreement.

(b) The Merger shall become effective on the date and time specified in a Certificate of Merger in substantially the form attached hereto as Exhibit A to be filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and Articles of Merger in substantially the form attached hereto as Exhibit B to be filed with the Secretary of State of the State of Nevada (the “Articles of Merger”), which shall be the later of (i) 12:01 a.m. Eastern Standard Time on January 1, 2009, (ii) the date of filing of the Certificate of Merger and Articles of Merger, or (iii) the date and time determined by the Chief Executive Officers of HSS-Nevada and HSS-Delaware (the “Effective Time”).

SECTION 1.02. Effect of Merger on Capital Stock.

(a) At the Effective Time, (i) each share of common stock, $0.001 par value per share, of HSS-Nevada outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, $0.001 par value per share, of the Surviving Corporation; (ii) each share of Series C Convertible Preferred Stock, $0.001 par value per share, of HSS-Nevada outstanding immediately prior to the Effective Time shall be converted into and become one share of Series C Convertible Preferred Stock, $0.001 par value per share, of the Surviving Corporation; (iii) each share of Series D Convertible Preferred Stock, $0.001 par value per share, of HSS-Nevada outstanding immediately prior to the Effective Time shall be converted into and become one share of Series D Convertible Preferred Stock, $0.001 par value per share, of the Surviving Corporation; and (iv) each share of Series E Convertible Preferred Stock, $0.001 par value per share, of HSS-Nevada outstanding immediately prior to the Effective Time shall be converted into and become one share of Series E Convertible Preferred Stock, $0.001 par value per share, of the Surviving Corporation.

(b) At the Effective Time, each option, warrant or other security of HSS-Nevada issued and outstanding immediately prior to the Effective Time shall be converted into and shall be an identical security of the Surviving Corporation and shares of common stock of the Surviving Corporation shall be reserved for purposes of the exercise of such options, warrants or other securities for each share of common stock of HSS-Nevada so reserved prior to the Effective Time.

(c) At the Effective Time, each issued and outstanding share of stock of HSS-Delaware owned by HSS-Nevada shall be canceled, without the payment of consideration therefore.

(d) At and after the Effective Time, all of the outstanding certificates or other documents that immediately prior thereto evidenced ownership of securities of HSS-Nevada shall be deemed for all purposes to evidence ownership of and to represent the securities of HSS-Delaware into which such securities of HSS-Nevada have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent.  The registered owner of any such outstanding certificate or other document evidencing ownership of securities of HSS-Nevada shall, until such certificate or other document shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the securities evidenced by such certificate or other document, as above provided.

SECTION 1.03. Employee Benefit and Compensation Plans.  At the Effective Time, each employee benefit plan, incentive compensation plan and other similar plans to which HSS-Nevada is then a party shall be assumed by, and continue to be the plan of, the Surviving Corporation.  To the extent any employee benefit plan, incentive compensation plan or other similar plan of HSS-Nevada provides for the issuance or purchase of, or otherwise relates to, securities of HSS-Nevada, after the Effective Time such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, the securities of HSS-Delaware into which such securities of HSS-Nevada have been converted as herein provided.

ARTICLE  II

THE SURVIVING CORPORATION

SECTION 2.01. Name.  From and after the Effective Time, the name of the Surviving Corporation shall be Health Systems Solutions, Inc.

SECTION 2.02. Certificate of Incorporation; By-Laws.  At the Effective Time, the Certificate of Incorporation and By-Laws of HSS-Delaware, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

SECTION 2.03. Directors; Officers.  From and after the Effective Time, the directors of HSS-Nevada immediately prior to the Effective Time shall be the directors of the Surviving Corporation.  From and after the Effective Time, the officers of HSS-Nevada immediately prior to the Effective Time shall be the officers of the Surviving Corporation.  These directors and officers shall hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and the DGCL.

ARTICLE  III

TRANSFER AND CONVEYANCE OF ASSETS
AND ASSUMPTION OF LIABILITIES

SECTION 3.01. Transfer, Conveyance and Assumption.  Without limiting the generality of the foregoing, at the Effective Time, (i) the Surviving Corporation shall, without further transfer, succeed to and possess all of the rights, privileges, franchises, immunities and powers of HSS-Nevada; (ii) all of the assets and property of whatever kind and character of HSS-Nevada shall vest in the Surviving Corporation without further act or deed; and (iii) the Surviving Corporation, shall, without further act or deed, assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of HSS-Nevada, including, without limitation, all outstanding indebtedness of HSS-Nevada.

SECTION 3.02. Further Assurances.  From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of HSS-Nevada such deeds and other instruments, and there shall be taken or caused to be taken by the Surviving Corporation all such further and other actions, as shall be appropriate or necessary in order to vest, perfect or confirm in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers and authority of HSS-Nevada, and otherwise to carry out the purposes of this Agreement.  The directors and officers of the Surviving Corporation are fully authorized, on behalf of the Surviving Corporation and HSS-Nevada, to take any and all such actions and to execute and deliver any and all such deeds, documents and other instruments.

ARTICLE  IV

TERMINATION, AMENDMENTS AND WAIVERS

SECTION 4.01. Termination.  This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time if the Board of Directors of HSS-Nevada determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of HSS-Nevada and its shareholders.  In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either HSS-Nevada or HSS-Delaware, or any of their respective shareholders, directors or officers.

SECTION 4.02. Amendments; Waivers.

(a) Any provision of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by HSS-Nevada and HSS-Delaware, provided that an amendment shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any securities of HSS-Nevada to be effected by the Merger; (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation; or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of HSS-Nevada.

(b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE  V

MISCELLANEOUS

SECTION 5.01. Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

SECTION 5.02. Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to principles of conflicts of law.

SECTION 5.03. Consent to Jurisdiction.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any New York state court, or the United States District Court, Southern District of New York, in each case sitting in the County of New York over any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such New York state or Federal court.

SECTION 5.04. Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be considered to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received the counterpart hereof signed by the other party hereto.

[Signature Page Follows]

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 2nd day of December, 2008.

HEALTH SYSTEMS SOLUTIONS, INC. a Nevada corporation

By:	/s/ Michael G. Levine
	Name:	Michael G. Levine
	Title:	Chief Financial Officer

HEALTH SYSTEMS SOLUTIONS, INC. a Delaware corporation

By:	/s/ Michael G. Levine
	Name:	Michael G. Levine
	Title:	Chief Executive Officer